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                                  EXHIBIT 99.5

NEWS RELEASE                                                JACOR

CONTACT:  PAM TAYLOR
          606.655.6523

FOR IMMEDIATE RELEASE

                    JACOR SWAPS ONE FOR ONE IN SALT LAKE CITY

COVINGTON, KY, AUGUST 19, 1997: Jacor Communications, Inc. (JCOR: Nasdaq) announced today that it will swap its country KBKK-FM in Salt Lake City for Trumper's KISN-AM. The trade is an even exchange and is expected to close at the end of October.

John Hogan, Jacor Senior Vice President commented, "Salt Lake City has great potential. We are still assembling the right stations and formats to move Salt Lake into the winners circle. KISN-AM has a strong signal and will give us a greater presence on the AM dial, a unique Jacor strategic advantage. We're looking forward to adding KISN to our Salt Lake City line-up." KISN will be Jacor's third AM in Salt Lake. Following the swap, Jacor will also operate four FM stations in the broadcast area.

The swap is subject to regulatory approval.

Jacor is the nation's third largest radio group measured by total revenues. Including announced pending acquisitions, Jacor owns, operates, or represents 157 radio stations in 34 U.S. broadcast areas. Additionally, Jacor is the country's third largest provider of syndicated radio programming through Radio-Active Media (formerly EFM), the syndicator for top radio personalities Rush Limbaugh and Dr. Dean Edell, and Premiere Radio Networks, a Los Angeles based creator of comedy clips, jingles and other programming and research products. Jacor also owns a satellite distribution service, NSN, which provides by-directional communication among multiple networks. Jacor plans to pursue growth through continued acquisitions of complementary radio stations in its existing broadcast locations, and radio groups or individual stations with significant presence in other attractive locations. Additionally, Jacor has plans to grow in other broadcast-related products and businesses.

Visit our site at www.cfonews.com/jcor/ for more information on Jacor Communications.